Exhibit 99.1

For Release August 6, 2024

Contact: Casey Reese

615-571-2992 | media@nhccare.com

NHC COMPLETES ACQUISITION OF WHITE OAK SENIOR LIVING PORTFOLIO

MURFREESBORO, TN. (August 6, 2024) – National Healthcare Corporation (NYSE American: NHC), a national leader in senior care, announced today that it has completed the acquisition of the White Oak Senior Living (“White Oak”) portfolio, operating in North Carolina and South Carolina, including its long-term care pharmacy. White Oak’s portfolio consists of six skilled nursing facilities in North Carolina, three of which are continuing care retirement centers, including one leased facility. In South Carolina, the portfolio consists of nine skilled nursing facilities, one of which also includes assisted and independent living units.

“White Oak has been a premier skilled nursing and senior living provider in North and South Carolina for many years. We are honored to acquire and operate the White Oak brand and continue to provide critical services to their patients and families,” said Steve Flatt, Chief Executive Officer of NHC.

The acquisition represents both an expansion of NHC’s operations into a new state and a strategic advancement of its growth in its existing operational footprint. Prior to this acquisition, NHC operated thirteen skilled nursing facilities and five assisted living communities in South Carolina, as well as a long-term care pharmacy. The White Oak acquisition will add 1,928 skilled nursing beds, 48 assisted living units, and 302 independent living units to NHC’s current operations.

“We are excited to make a strategic move into North Carolina and expand our offerings in South Carolina. We expect this acquisition to be accretive to NHC’s earnings and create several long-term operational efficiencies and synergies inside our operating networks. Above all, the cultures at White Oak and NHC both value excellent care as the highest priority. That’s what made this opportunity so attractive,” Mr. Flatt continued.

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,349 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 778 units, three behavioral health hospitals, 34 homecare agencies, and 30 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the Securities Exchange Commission (“SEC”), including Forms 8-K, 10-Q and 10-K, and include, among others, the following: the ability to integrate the White Oak operations into its operating networks in a timely manner, if at all; liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in NHC’s SEC filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.